UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2011

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 20, 2011, Satcon Technology Corporation (the “Company”) received a notice (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) advising the Company that for 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”).  The Notice has no effect on the listing of the Company’s common stock at this time.

The Notice also stated that, pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided 180 calendar days, or until June 18, 2012, to regain compliance with the Minimum Bid Price Rule.  To do so, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of 10 consecutive trading days prior to that date.

If compliance with the Minimum Bid Price Rule cannot be demonstrated by June 18, 2012 and, except for the bid price requirement, the Company meets all other initial listing standards for The Nasdaq Capital Market set forth in Marketplace Rule 5505, then the Company may be granted an additional 180 calendar day period in which to demonstrate compliance with the Minimum Bid Price Rule.  If the Company does not regain compliance with the Minimum Bid Price Rule prior to June 18, 2012 and is not eligible for the additional compliance period, then Nasdaq will notify the Company that the Company’s common stock is subject to delisting. At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel.

The Company intends to actively monitor the bid price for its common stock between now and June 18, 2012, and will consider available options to resolve the deficiency and regain compliance with the Minimum Bid Price Rule.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: December 23, 2011	By:	/s/ John W. Peacock
John W. Peacock
Chief Accounting Office